Exhibit 10.1

Third Amendment to Employment Agreement

This Third Amendment to Employment Agreement is made as of the 11th day of April, 2017 (the “Third Amendment Effective Date”) by and between Cogint, Inc., a Delaware corporation (the “Company”), and Derek Dubner (the “Employee”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Employment Agreement (defined below).

WITNESSETH

WHEREAS, The Best One, Inc., a Florida corporation (“Best One”), and Employee entered into that certain Employment Agreement made by and between Best One and Employee, dated September 30, 2014, as amended by that certain Amendment to Employment Agreement made by and between Best One and Employee, dated March 17, 2015, and as amended by that certain Second Amendment to Employment Agreement made by and between the Company (as successor by assumption of the Employment Agreement, as amended) and Employee, dated November 16, 2015 (as amended, collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Employee now desire to amend the Employment Agreement in accordance with the term and provisions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereby adopt this Amendment to the Agreement effective as of the Third Amendment Effective Date.

(1) Paragraph 6 to Exhibit A to the Agreement (“Exhibit A”) is deleted in its entirety and the following substituted in lieu thereof:

“Term: Commencing on the Effective Date and ending on April 30, 2020 (the “Third Amendment Term Expiration Date”); provided, that, upon the Third Amendment Term Expiration Date this Agreement shall automatically renew for successive one (1) year terms, unless either party provides written notice to the other no less than one hundred twenty (120) days prior to the commencement of each such renewal setting forth a desire to terminate this Agreement.”

(2) Paragraph 5(c)(iv) is deleted in its entirety and the following substituted in lieu thereof:

“Without Cause or Refusal to Accept Assignment. In the event the Company terminates this Agreement without Cause or any successor of the Company refuses to accept assignment of this Agreement, the Company shall pay to the Employee the greater of (x) the Employee’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of the Employee’s Base Salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.”

(3) Paragraph 5(c)(vi) is deleted in its entirety and the following substituted in lieu thereof:

“For Good Reason. If the Employee terminates this Agreement and his employment for Good Reason, the Company shall pay to the Employee the greater of (x) the Employee’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of the Employee’s Base Salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.”

(4) Paragraph 5(c)(vii) is deleted in its entirety and the following substituted in lieu thereof:

“Adverse Ruling. In the event the Company terminates this Agreement due to an Adverse Ruling, the Company shall pay to the Employee the greater of (x) the Employee’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time and (y) two (2) years of the Employee’s Base Salary in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.”

(5) Paragraph 6 of the Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Indemnification. Notwithstanding anything to the contrary herein, including, without limitation, Section 5(c) of this Agreement, to the fullest extent permitted by the law, the Company will indemnify, defend and hold Employee harmless from and against any and all third-party claims, demands, investigations, actions, suits, proceedings, awards and/or judgments, including reasonable costs and attorneys’ fees, incurred by Employee arising out of or related to (i) the operations, business, or affairs of or any act or failure to act on behalf of the Company, any director or any shareholder, or any of their respective affiliates during the course of his employment with the Company (even if the action or investigation is brought post Employee’s termination) and/or in his capacity as an employee of the Company, except to the extent that any of the foregoing is determined by final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the bad faith, gross negligence, willful or intentional misconduct, knowing violation of law or criminal activity of such Employee, and (ii) any action brought by TransUnion, its affiliates and/or subsidiaries. The Company may obtain coverage for the Employee under an insurance policy covering the Company’s directors and officers against claims set forth herein if such coverage for Employee is possible at reasonable cost; provided, however, that it is understood and agreed that the Company’s obligation to indemnify the Employee as set forth in this Section 6 shall not be affected by the Company’s ability or inability to obtain such insurance coverage. The Company’s obligations under this Section 6 shall survive the termination or expiration of this Agreement.”

(6) Exhibit A of the Agreement is hereby amended by inserting the following new Paragraph 11 after Paragraph 10:

“Additional Equity: 125,000 RSUs pursuant to the IDI, Inc. (now Cogint, Inc.) 2015 Stock Incentive Plan or such other equity plan or arrangement as may be in effect from time to time (such plan or arrangement hereinafter referred to as the “Plan”). The RSUs shall be documented on an award agreement which shall conform to the terms and conditions set forth in this paragraph (the “Award Agreement”). The RSUs shall be subject to ratable annual vesting over a three (3) year period pursuant to the terms of the Award Agreement. In addition, the RSUs shall vest immediately upon: (i) a Change in Control, (ii) a termination of Employee’s employment by Company Without Cause, (iii) a termination of employment by Employee for Good Reason, (iv) Employee’s death or Disability or (v) a termination due to an Adverse Ruling. Shares of Company’s Common Stock shall generally be issued with respect to the vested RSUs upon the earlier of: (i) a Change in Control, or (ii) Employee’s “separation from service” as defined for purposes of Code Section 409A (the “Delivery Event”); provided, however, that the delivery of shares shall be delayed until the earlier of (A) six (6) months following separation from service, or (B) Employee’s death, if necessary to comply with the requirements of Code Section 409A. All shares underlying vested RSUs shall be delivered to Employee upon a Delivery Event regardless as to the reason triggering such Delivery Event (including the reason the Employee’s employment is terminated). This Paragraph 11 shall be in addition to and shall not in any way modify, amend or restate any other grant of RSUs made pursuant to this Agreement or to any grant agreement previously executed by Employee.”

For purposes hereof, a “Change in Control” shall mean:

(i) any one (1) person, or more than one (1) person acting as a group, acquires ownership of common stock of Company or any material subsidiary that, together with common stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of Company or such subsidiary; provided, however, that if any one (1) person, or more than one (1) person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of Company, the acquisition of additional common stock by the same person or persons will not be considered a Change in Control under this Agreement;

(ii) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company or any material subsidiary (the “Board”) (together with any new or replacement directors whose election by the Board, or whose nomination for election by Company’s or any material subsidiary’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) any one (1) person, or more than one (1) person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by the person or persons) assets from the Company or any material subsidiary outside of the ordinary course of business, that have a gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company or such material subsidiary immediately prior to such acquisition or acquisitions. For purposes of this Section, “gross fair market value” means the value of the assets of the Company or any material subsidiary, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this Agreement:

(A) a transfer of assets from the Company or any material subsidiary to a shareholder of the Company (determined immediately before the asset transfer);

(B) a transfer of assets from the Company or any material subsidiary to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or such material subsidiary;

(C) a transfer of assets from the Company or any material subsidiary to a person, or more than one (1) person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company or material subsidiary; or

(D) a transfer of assets from the Company or material subsidiary to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

However, to the extent necessary for the Employee to avoid adverse tax consequences under Section 409A of the Internal Revenue Code, and its implementing regulations and guidance (“Section 409A”), a Change of Control shall not be deemed to occur unless it constitutes a “change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Treas. Reg. Section 1.409A-3(i)(5), as revised from time to time.

(7) Except as specifically amended hereby, all terms and provisions of the Agreement shall remain in full force and effect and unmodified.

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IN WITNESS WHEREOF, the parties have executed this Amendment dated as of the day and year written above.

COMPANY:

Cogint, Inc., a Delaware corporation

By: /s/ Michael Brauser
Michael Brauser, Executive Chairman

EMPLOYEE:

/s/ Derek Dubner